Exhibit 99.1
Lihua International to Report First Quarter 2010 Financial Results on Wednesday, May 5, 2010

DANYANG, China, May 3 /PRNewswire-Asia/ -- Lihua International, Inc., (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper superfine and magnet wire, as well as copper rod products, today announced that it will report financial results for the first quarter ended March 31, 2010 on Wednesday, May 5, 2010, before the start of trading in the U.S.

The Company will host a conference call to discuss the results on Wednesday, May 5, 2010 at 8:00 a.m. Eastern time. Interested parties may access the conference call by dialing 1-877-941-4778 in the U.S. and Canada, or 1-480-629-9763 internationally.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through May 12, 2010. The audio replay can be accessed by dialing
1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4292292.

The call will be also be available as a live, listen-only webcast under the "Events and Presentations" page on the "Investor Relations" section of the Company's website at http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html .. Following the live webcast, an online archive will be available for 90 days.

About Lihua International, Inc.

Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing magnet and fine wire market. Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality, alternatives to pure copper magnet wire. Lihua's products include copper-clad aluminum wire ("CCA") and recycled scrap copper wire and are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. Additional company information can be found at http://www.lihuaintl.com ..

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com .

For more information, please contact:

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
Tel:   +1-212-481-2050
Email: lihua@tpg-ir.com

SOURCE  Lihua International, Inc.
    -0-                             05/03/2010
    /CONTACT:  The Piacente Group, Inc. - Investor Relations, Brandi Floberg or Lee Roth, +1-212-481-2050, or lihua@tpg-ir.com /
    /Web Site:  http://www.lihuaintl.com /
    (LIWA)